EXHIBIT 10.1

TERM LOAN FACILITY AGREEMENT

Between

ASP ISOTOPES INCORPORATED

and

ASP ISOTOPES SOUTH AFRICA PROPRIETARY LIMITED

and

RENERGEN LIMITED

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Table of Contents

1.	PARTIES	3

2.	BACKGROUND	3

3.	DEFINITIONS	3

4.	THE FACILITY	11

5.	TERMINATION OF EXCLUSIVETY AGREEMENT	12

6.	ADVANCECONDITIONS	12

7.	ADVANCES	13

8.	DRAWDOWNNOTICES	13

9.	INTEREST	14

10.	REPAYMENT OF INTEREST AND THE LOAN	14

11.	CANCELLATION	15

12.	CESSION AND ASSIGNMENT	15

13.	CHANGE IN CIRCUMSTANCES	15

14.	SANCTIONS	16

15.	UNDERTAKINGS	17

16.	WARRANTIES AND REPRESENTATIONS	18

17.	INDEMNITY	20

18.	EVENT OF DEFAULT	20

19.	PAYMENT MECHANICS	22

20.	NOTICES AND LEGAL PROCESS	23

21.	ARBITRATION	24

22.	GOVERNINGLAW	24

23.	GENERAL AND MISCELLANEOUS	25

SCHEDULE1		28

SCHEDULE 2		29

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1.	PARTIES

This Agreement is made between:

1.1.	ASP Isotopes South Africa Proprietary Limited (Registration Number: 2021/701779/07) a private company with limited liability incorporated in accordance with the Law of South Africa (Lender);

1.2.	ASP Isotopes Incorporated, a corporation incorporated in the state of Delaware, USA (ASPI); and

1.3.	Renergen Limited (Registration Number: 2014/195093/06) a public company, with limited liability incorporated in accordance with the Law of South Africa (Borrower);

each hereinafter referred to individually as a Party and collectively as the Parties.

2.	BACKGROUND

2.1.

The Borrower is a South African energy company specialising in natural gas and helium extraction, currently listed on the JSE, the Australian Securities Exchange and A2X, and requires funding for its operations.

2.2.

The Borrower’s financial position faces significant liquidity concerns due to delays in implementing its Phase 1 Virginia Gas Project, and it requires interim funding while the transaction is being implemented.

2.3.

ASPI, the Lender’s parent company is considering and planning a secondary listing of its shares on the JSE with the intention, if approved, to issue shares in itself on the JSE to all shareholders of the Borrower, in exchange for the transfer of all shares held in the Borrower by its shareholders to ASPI by way of the Scheme, failing which, to make a standby general offer to the Borrower’s shareholders to exchange their shares held in the Borrower for new shares to be issued to them by the Lender.

2.4.	In anticipation of the above, the Lender wishes to provide a loan facility to the Borrower.

2.5.	This Agreement formalises the terms and conditions between the Parties.

3.	DEFINITIONS

3.1.	Unless otherwise expressly stated, or the context otherwise requires, the words and expressions listed below shall, when used in this Agreement, bear the meanings ascribed to them as follows:

3.1.1.	Advance shall mean each advance or drawdown made or to be made by the Lender to the Borrower under the Facility;

3.1.2.	Advance Conditions shall mean the conditions to be satisfied for any Advance as set out in Schedule 1;

3.1.3.

Advance Date shall mean any date on which an amount under the Facility is Advanced by the Lender to the Borrower which date shall be the date on which the Lender confirms in writing to the Borrower that all of the Advance Conditions for such Advance has been fulfilled or, if applicable, waived or deferred in accordance with the provisions of clause 6.1.2;

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3.1.4.	Agreement shall mean this term loan facility including all schedules thereto;

3.1.5.	Business Day shall mean a day other than a Saturday, a Sunday or official public holiday in South Africa;

3.1.6.	Companies Act shall mean the Companies Act, 2008;

3.1.7.

Constitutional Documents shall mean in respect of any entity incorporated or established in South Africa at any time, the then current and up-to-date memorandum of incorporation of such entity or, in the case of a trust, the trust deed of such trust and the letters of authority issued to the trustees of such trust;

3.1.8.	Default Interest Rate shall mean the higher of the Interest Rate plus 2% (two percent) per annum or the Repo Rate plus 2% (two percent) per annum;

3.1.9.

DFC means the United States International Development Finance Corporation, an agency of the United States of America, being the successor in interest to OPIC pursuant to the Better Utilization of Investments Leading to Development Act of 2018, 22 U.S.C. §§9601 et seq.

3.1.10.

District of Columbia shall mean the federal district of the United States of America established pursuant to Article I, Section 8 of the United States Constitution, also known as Washington, D.C., which serves as the seat of the federal government of the USA;

3.1.11.	Dollar or US$ means the lawful currency for the time being of the USA;

3.1.12.

Drawdown Notice shall mean each written notice delivered by the Borrower to the Lender requesting payment of Advances in respect of the Facility Amount in accordance with the provisions of clause 8, which requests shall be substantially similar to, and contain, at a minimum, the particularity indicated in the draft notice attached hereto marked as Schedule 2;

3.1.13.

Environmental Law shall mean all applicable Law concerning or relating to conservation, planning and development, pollution, emissions, discharges, releases or threatened releases of any hazardous substance, the release of any toxic waste or radioactive or any other dangerous substance, ecological degradation, the promotion of sustainable development and any health and safety practices and the protection of human health including (but not limited to) the National Environmental Management Act, 1998, the Atmospheric Pollution Prevention Act, 1965, the National Environmental Management: Air Quality Act, 2004, the Environment Conservation Act, 1989, the Minerals and Petroleum Resources Development Act, 2002, the National Water Act, 1998, the National Environmental Management Biodiversity Act, 2004, the National Environmental Protected Areas Act, 2003, the National Environmental Management: Waste Act, 2008, the National Heritage Resources Act, 1999, the Nuclear Energy Act, 1999, the National Radioactive Waste Disposal Institute Act, 2008 and the Occupational Health and Safety Act, 1993;

3.1.14.	Event of Default shall mean any of the events or circumstances specified in clause 18;

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3.1.15.

Exclusivity Agreement shall mean the exclusivity agreement entered into between the Lender and Renergen on 31 March 2025, as amended and restated, pursuant to which the Lender advanced US$ 10 000 000 (ten million Dollars) as an exclusivity fee to Renergen;

3.1.16.	Existing Funding Agreements means:

3.1.16.1.

the written facility agreement dated on or about 20 December 2021 between IDC (as lender) and Tetra4 (as borrower), pursuant to which IDC made a facility in a principal amount of ZAR160,704,000 (one hundred and sixty million seven hundred and four thousand Rand) available to Tetra4, as amended;

3.1.16.2.

the written facility agreement dated on or about 20 August 2019 between OPIC, whose assets and liabilities were subsequently transferred to DFC (as lender) and Tetra4 (as borrower), pursuant to which a facility in a principal amount of USD40,000,000 (forty million United States Dollars) was advanced to Tetra4, as amended from time to time prior to the Signature Date, as amended;

3.1.16.3.

the written loan agreement dated 30 August 2024 between the Standard Bank of South Africa (as lender) and Renergen Limited (as borrower), pursuant to which the Standard Bank of South Africa advanced a loan in a principal amount of R155,000,000 (one hundred and fifty-five million Rand) to Renergen

3.1.17.

Facility shall mean the term loan facility of a maximum amount equal to the Facility Amount to be made available by the Lender to the Borrower for the Facility Purpose on the terms and conditions set out in this Agreement;

3.1.18.

Facility Amount shall mean the ZAR equivalent of US$ 30 000 000 (thirty million Dollars), to be converted by the Lender on the day of any Advance based on the ZAR to Dollar conversion ratio to purchase ZAR as quoted by its South African bank on such Advance Date;

3.1.19.	Facility Purpose shall be to fund the operating costs of the Borrower, the servicing of certain debt, required capital investment and expenses in the ordinary course of business;

3.1.20.	FICA shall mean the Financial Intelligence Centre Act, 2001;

3.1.21.	Final Repayment Date shall mean 30 September 2025;

3.1.22.	Finance Documents shall mean one, more or all of:

3.1.22.1.	this Agreement;

3.1.22.2.	the Exclusivity Agreement; and

3.1.22.3.	any amendments to the agreements referred to above;

3.1.23.	Financial Indebtedness shall mean any obligation (whether present or future) for the payment or repayment of money incurred in respect of:

3.1.23.1.	moneys borrowed or raised and debt balances;

3.1.23.2.	any debenture, bond, note, loan stock or other security or similar acknowledgement of debt;

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3.1.23.3.	any liability under bankers acceptances;

3.1.23.4.	receivables sold or discounted (otherwise than on a non-recourse basis);

3.1.23.5.

the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

3.1.23.6.

any lease, hire agreement, credit sale agreement, hire purchase agreement, conditional sale agreement or instalment sale and purchase agreement, which should be treated in accordance with IFRS as a finance or capital lease or in the same way as a finance or capital lease, but excluding operating leases;

3.1.23.7.	the net mark to market value of any currency swaps, interest rate swaps, foreign exchange transactions, caps, floors or collar arrangements;

3.1.23.8.

amounts raised under any other transaction having the commercial effect of a borrowing or raising of money excluding amounts owed to trade creditors arising in the ordinary course of business on normal trade credit terms and which do not bear interest (and for the avoidance of doubt, amounts owing to trade creditors which do bear interest shall be included as part of Financial Indebtedness);

3.1.23.9.	any put option, repurchase agreement, call option or other transaction of any kind which has the commercial effect of borrowing or obtaining credit or granting security;

3.1.23.10.

any amount raised by the issue of preference shares or other shares with preferential rights to dividends or upon a winding-up together with, on any date on which Financial Indebtedness is determined, all amounts in excess of the amount raised by the issue of such preference shares which would, if the preference shares were to be redeemed on such date, be required to be paid in respect of or upon such redemption (and such amounts shall be included in such determination whether or not a legally enforceable obligation in respect of such payment exists at that time);

3.1.23.11.	any other indebtedness of any nature whatsoever; and

3.1.23.12.

any guarantee, indemnity or similar assurance against financial loss of any person (including any guarantee, indemnity or similar assurance issued in respect of any Financial Indebtedness of such person of the nature contemplated in clauses

3.1.23.1 to 3.1.23.12);

3.1.24.

Governmental Authority shall mean any government, governmental department, governmental body, commission, board, bureau, agency, regulatory authority, judicial or administrative body whether national, state, provincial or local, having jurisdiction over the matter or matters in question;

3.1.25.	Group shall mean the Borrower and all of its subsidiaries from time to time;

3.1.26.	IDC means Industrial Development Corporation of South Africa Limited, a corporation established under section 2 of the Industrial Development Corporation Act, 1940;

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3.1.27.	IFRS shall mean the International Financial Reporting Standards;

3.1.28.	Insolvency Event shall mean the occurrence of any of the following events in relation to any person including a trust:

3.1.28.1.

becoming subject to a scheme of arrangement or compromise with its creditors as envisaged under the provisions of the Companies Act without the prior written consent of the Lender, other than the contemplated Listing;

3.1.28.2.	being wound-up, liquidated or deregistered, whether provisionally or finally and whether voluntarily or compulsorily;

3.1.28.3.	compromising or attempting to compromise with all of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of its Financial Indebtedness;

3.1.28.4.	committing an act of insolvency, in terms of the Insolvency Act, 1936, where it is a natural person or a trust;

3.1.28.5.	its members meeting to resolve or resolving that it be wound-up, liquidated or deregistered;

3.1.28.6.	initiating or resolving to initiate business rescue proceedings as defined in section 128 of the Companies Act (whether such proceeding are initiated by the Borrower or by any third party);

3.1.28.7.

it is unable to (or admits inability) to pay its debts generally as they fall due or is (or admits to being) otherwise insolvent or stops, suspends or threatens to stop or suspend payment of all or a material part of its debts; or

3.1.28.8.	is financially distressed as defined in the Companies Act;

3.1.29.	Interest Period shall mean each of the periods commencing on a Reset Date and ending on the day preceding the next Reset Date (both days inclusive) provided that:

3.1.29.1.	the first Interest Period shall commence on the Advance Date and shall end on the day preceding the succeeding Reset Date (both days inclusive); and

3.1.29.2.	the final Interest Period shall commence on the Reset Date immediately preceding the Final Repayment Date and end on the day preceding the Final Repayment Date (both days inclusive);

3.1.30.	Interest Rate shall mean interest calculated at the Prime Rate;

3.1.31.

JSE shall mean the Johannesburg Stock Exchange operated by JSE Limited (registration number: 2005/022939/06), a public company duly incorporated in accordance with the Law of South Africa and licensed as an exchange under the Financial Markets Act, 2012;

3.1.32.

Law shall mean the common law and any present or future constitution, decree, judgment, legislation, measure, requirement, order, ordinance, regulation, statute, treaty, directive or rule having the force of law, issued, passed or promulgated by any Governmental Authority;

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3.1.33.	Listing shall mean both (a) the shares of ASPI being admitted to trading on the JSE and (b) the approval of all of the applicable conditions relating to the Scheme;

3.1.34.	Loan shall mean the aggregate of any Advances made in terms of the Facility, including accrued Interest thereon, that has not been repaid to the Lender;

3.1.35.

Loan Period shall mean the period commencing on the Advance Date and terminating on the date on which all of the Outstandings are fully and finally, unconditionally and irrevocably repaid by the Borrower to the Lender;

3.1.36.

Material Adverse Change shall mean the consequence/s of any event, circumstance or matter or a combination of events, circumstances or matters, which has or is reasonably likely to have a material adverse effect on:

3.1.36.1.	the ability of either the Borrower, to perform its obligations in terms of the Finance Documents;

3.1.36.2.	the validity of any of the Finance Documents;

3.1.36.3.	the validity or enforceability of, or the effectiveness or the ranking of the rights and remedies of the Lender under any of the Finance Documents;

3.1.37.	the business, operations, assets or financial condition of the Borrower;

3.1.38.	Outstandings shall mean at any time, the aggregate of the Loan and any other amounts owed by the Borrower to the Lender under this Agreement;

3.1.39.

Prime Rate shall mean the publicly quoted basic rate of interest (per cent, per annum, compounded monthly in arrears and calculated on a 365 day year) from time to time published by FirstRand Bank Limited as being its prime overdraft rate, as certified by any manager of such bank, whose appointment and designation need not be proved;

3.1.40.	Repo Rate shall mean on any particular day, the repo tender rate on that day as published by the SARB;

3.1.41.	Reset Date shall mean the Advance Date and the 7th (seventh) Business Day of every month thereafter during the Loan Period;

3.1.42.	Sanctioned Entity shall mean:

3.1.42.1.	a person, country or territory which is listed on a Sanctions List or is subject to Sanctions; or

3.1.42.2.	a person which is ordinarily resident in a country or territory which is listed on a Sanctions List or is subject to Sanctions;

3.1.43.	Sanctioned Transaction shall mean the use of the proceeds of the Facility for the purpose of financing or providing any credit, directly or indirectly, to:

3.1.43.1.	a Sanctioned Entity; or

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3.1.43.2.

any other person or entity, if a member of the Group has actual knowledge that the person or entity proposes to use the proceeds of the financing or credit for the purpose of financing or providing any credit, directly or indirectly, to a Sanctioned Entity,

3.1.43.3.	in each case to the extent that to do so is prohibited by, or would cause any breach of, Sanctions;

3.1.44.	Sanctions shall mean trade, economic or financial sanctions, laws, regulations, embargoes or restrictive measures imposed, administered or enforced from time to time by any Sanctions Authority;

3.1.45.	Sanctions Authority shall mean:

3.1.45.1.	the United Nations;

3.1.45.2.	the European Union;

3.1.45.3.	the Council of Europe (founded under the Treaty of London, 1946);

3.1.45.4.	the government of the USA;

3.1.45.5.	the government of the United Kingdom;

3.1.45.6.	the government of the Republic of France;

3.1.45.7.

and any of their governmental authorities, including, without limitation, the Office of Foreign Assets Control for the US Department of Treasury (OFAC), the US Department of Commerce, the US State Department or the US Department of the Treasury, His Majesty's Treasury (HMT) and the French Ministry of Finance (MINEFI);

3.1.46.	Sanctions List shall mean:

3.1.46.1.	the Specially Designated Nationals and Blocked Persons List maintained by OFAC;

3.1.46.2.	the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained by HMT; and

3.1.46.3.	any similar list maintained, or a public announcement of a Sanctions designation made, by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time;

3.1.47.	SARB shall mean the South African Reserve Bank;

3.1.48.

SBSA shall mean The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking division) (Registration No. 1962/000738/06), a limited liability company and registered bank duly incorporated in accordance with the laws of South Africa;

3.1.49.

Scheme shall mean the scheme of arrangement in terms of section 114 of the Companies Act, whereby the shareholders of the Borrower accept the transfer and exchange of the Shares to ASPI in return for the issue of shares in ASPI listed on the JSE to such shareholders;

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3.1.50.	Shares shall mean shares in the issued share capital of the Borrower;

3.1.51.	Signature Date shall mean the date of signature of this Agreement by the Party signing last in time;

3.1.52.	South Africa shall mean the Republic of South Africa as constituted from time to time;

3.1.53.

Taxes shall mean all taxes, charges, imposts, levies, deductions, withholdings or fees of any kind whatsoever, or any amount payable on account of or as security for any of the aforegoing on whomsoever imposed, levied, collected, withheld or assessed by any monetary or fiscal authority, together with any penalties, additions, fines, surcharges or interest relating thereto, and the words "Tax" and "Taxation" shall be construed accordingly;

3.1.54.	USA shall mean the sovereign nation comprising the federal republic of fifty states and the District of Columbia;

3.1.55.	Unpaid Sum shall mean any sum due and payable but unpaid by the Borrower under the provisions of this Agreement;

3.1.56.	VAT shall mean value-added tax payable in terms of the VAT Act;

3.1.57.	VAT Act shall mean the Value-Added Tax Act, 1991; and

3.1.58.	ZAR shall mean South African rand, the lawful currency for the time being of South Africa.

3.2.	Unless inconsistent with the context or save where the contrary is expressly indicated:

3.2.1.

if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in this clause 3, effect shall be given to it as if it were a substantive provision of this Agreement;

3.2.2.	any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

3.2.3.

any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as same may have been, or may from time to time be, amended, varied novated or supplemented;

3.2.4.	a holding company and a subsidiary company shall be construed in accordance with the provisions of the Companies Act;

3.2.5.	no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a party to this Agreement;

3.2.6.	the provisions of this Agreement shall be binding on the Parties as well as their successors-in-title

3.3.	Unless inconsistent with the context, an expression which denotes:

3.3.1.	any one gender includes the other genders;

3.3.2.	the singular includes the plural and vice versa;

3.3.3.	natural persons include created entities (corporate or incorporate) and the state and

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vice versa.

3.4.

If the due date for performance of any obligation in terms of this Agreement is a day which is not a Business Day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the immediately preceding Business Day.

3.5.

When any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the immediately following Business Day provided that if this Business Day falls within a new calendar month, the last day shall be the immediately preceding Business Day.

3.6.

The schedules or annexures to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules or annexures. To the extent that there is any conflict between the schedules or annexures to this Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail.

3.7.

Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement

3.8.	Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

3.9.	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

3.10.	Where a clause is referred to by way of the clause number and the heading of such clause, if there is any conflict between the two, the heading of the clause shall prevail.

3.11.

The use of the words “including”, “other” or “otherwise” followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s.

3.12.

The rule of construction that in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of this Agreement.

4.	THE FACILITY

4.1.	The Borrower requires the Lender to make the Facility available to it for the Facility Purpose.

4.2.	The Lender and the Borrower have agreed that the Lender will make the Facility available to the Borrower for the Facility Purpose on the terms and conditions set out in this Agreement.

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4.3.	The Lender hereby makes the Facility available to the Borrower for the Facility Purpose on the terms and conditions set out in this Agreement.

4.4.

The Facility Amount shall be Advanced by the Lender to the Borrower in accordance with the provisions of clauses 6 and 7 and the Borrower shall only be entitled to utilise the Facility for the Facility Purpose.

4.5.

The Parties agree that should an Insolvency Event occur, the security interests, quasi- security and other collateral and support created by the Borrower under the Existing Funding Agreements shall rank in priority to the claims of the Lender under the Finance Documents.

5.	TERMINATION OF EXCLUSIVITY AGREEMENT

5.1.	It is recorded that the Lender advanced US$10 000 000 (ten million Dollars) to the Borrower, during April 2025, pursuant to the Exclusivity Agreement.

5.2.

ASPI and the Borrower agree that on the Signature Date, the Exclusivity Agreement is hereby terminated by mutual agreement, and that the US$10 000 000 (ten million Dollars) advanced by the Lender to the Borrower under the Exclusivity Agreement shall be incorporated as an Advance under this Agreement, and the utilization and repayment of that amount by the Borrower to the Lender shall be governed in all respects under and pursuant to the terms of this Agreement.

6.	ADVANCE CONDITIONS

6.1.	Notwithstanding anything to the contrary contained in this Agreement, the Lender shall not be obliged to make an Advance under the Facility to or on the Borrower’s behalf unless:

6.1.1.	the Borrower has fulfilled or procured the fulfilment of the Advance Conditions; and

6.1.2.	the Lender has confirmed (which shall not be unreasonably delayed) that the Advance Conditions have been fulfilled, or, if applicable, have been waived or deferred by the Lender.

6.2.	The Lender may in its discretion:

6.2.1.	waive fulfilment of any one or more of the Advance Conditions;

6.2.2.	defer fulfilment of any one or more of the Advance Conditions to a later date/s in which case:

6.2.2.1.	the deferred condition/s shall no longer be regarded as being an Advance Condition/s for the purposes of clause 6.1; and

6.2.2.2.

the Borrower shall remain obliged to comply with such deferred condition/s by such later date/s and with any other condition/s which may have been imposed by the Lender in agreeing to defer fulfilment of such condition/s (even though Advances may have been made in terms of the Facility);

on such terms and conditions as it deems appropriate, by written notice to the Borrower.

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6.2.3.

The Parties shall respectively use all reasonable commercial endeavours and will co- operate with one another in good faith to procure the fulfilment of the Advance Conditions as soon as reasonably possible.

7.	ADVANCES

7.1.

Subject to the provisions of clause 5, and provided an Event of Default has not occurred and is continuing, the Borrower shall be entitled to drawdown or withdraw any amounts under the Facility subject to the provisions of clause 8.

7.2.	Payments of any amounts in terms of clause 7.1 shall constitute an Advance of such amount by way of a loan under the Facility from the Lender to the Borrower.

7.3.	It is recorded and agreed that the amount advanced by the Lender to the Borrower under the Exclusivity Agreement, constitutes the first Advance under this Agreement.

8.	DRAWDOWN NOTICES

8.1.

Subject to the provisions of clauses 6 and 7, the Borrower shall be entitled to request payment, drawdown or withdrawal of amounts under the Facility by delivering duly completed irrevocable Drawdown Notices to the Lender requesting such Advances.

8.2.	The Drawdown Notice delivered by the Borrower to the Lender in terms of this clause 8 shall:

8.2.1.	be irrevocable;

8.2.2.	confirm that all representations and warranties are true and that no Event of Default has occurred as at the date of such Drawdown Notice; and

8.2.3.	be delivered to the Lender at least 2 (two) Business Days prior to the proposed date of the Advance.

8.3.	Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to draw down more than the equivalent of:

8.3.1.	US$ 10 000 000 (ten million Dollars) on or before 31 May 2025; and

8.3.2.	an additional USD 10,000,000 (ten million United States Dollars) on or before 30 June 2025.

8.4.

For the avoidance of doubt, the cumulative amount drawn down under the Facility (including the USD 10,000,000 (ten million United States Dollars) advanced by the Lender to the Borrower during April 2025, as referenced in clause 5.2) shall not exceed USD 30,000,000 (thirty million United States Dollars) by 30 June 2025.

8.5.	Subject to the provisions of clauses 6, 7 and this clause 8, the Lender shall pay:

8.5.1.	the Advance requested;

8.5.2.	on the date stipulated; and

8.5.3.	into the account designated

8.5.4.	in the Drawdown Notice.

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8.6.	The Lender shall not be obliged to effect payment of an Advance under the Facility by virtue of a Drawdown Notice if:

8.6.1.	the Drawdown Notice is not delivered to the Borrower in accordance with the provisions of clause 8.2;

8.6.2.	an Event of Default has occurred and is continuing;

8.6.3.

paying such Advance would result in the aggregate of the Advances under the Facility exceeding an amount equal to the Facility Amount, in which event the Lender shall only be obliged to pay a lesser amount such that the aggregate of the Advances under the Facility will not exceed the Facility Amount;

8.6.4.	the Borrower has not complied with all of the requirements of a Drawdown Notice as provided for in terms of this Agreement.

9.	INTEREST

9.1.	With effect from the Advance Date, Interest on the Outstandings shall:

9.1.1.	accrue daily at the Interest Rate;

9.1.2.	be compounded monthly in arrears on the 7th (seventh) Business Day of every month;

9.1.3.	be calculated on the actual number of days elapsed on the basis of a 365 (three hundred and sixty five) day year irrespective of whether or not the year in question is a leap year;

9.1.4.	be paid by the Borrower to the Lender in accordance with the provisions of clause 9.

9.2.

Any amount due by the Borrower to the Lender in terms of this Agreement that is not settled in full on the due date for payment shall bear interest at the Default Interest Rate from such due date until the date of payment in full (the Default Interest). Payment by the Borrower to the Lender of the Default Interest shall be made immediately upon demand by the Lender, without prejudice to any of the Lender’s other rights to demand payment of Outstandings in accordance with the provisions of this Agreement and without prejudice to the Lender’s right to capitalise such Default Interest to the Loan.

10.	REPAYMENT OF INTEREST AND THE LOAN

10.1.

All of the Outstandings still due as at the Final Repayment Date, shall be repaid by the Borrower in full in ZAR on the Final Repayment Date as the ZAR equivalent of the USD Outstandings under this Agreement.

10.2.	The Lender shall deliver a repayment request no earlier than 30 Business Days prior to the Final Repayment Date notifying the Borrower of the impending Final Repayment Date.

10.3.	The Borrower shall not be entitled to drawdown or withdraw any amounts repaid in terms of this clause 9.

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11.	CANCELLATION

11.1.	The Borrower shall not be entitled to cancel the Facility prior to the Final Repayment Date.

11.2.

The Lender shall be entitled to cancel this Agreement and the Facilities if the Advance Conditions are not fulfilled or waived by 31 May 2025, save for where the Advance Conditions have been deferred by the Lender to such date being later than 31 May 2025.

12.	CESSION AND ASSIGNMENT

12.1.	The Lender may cede and assign any of its rights and obligations in terms of this Agreement to a new Lender (the New Lender) without the prior written consent of the Borrower.

12.2.	The Borrower shall not be entitled to cede and assign any of its rights and obligations in terms of this Agreement to any other person.

12.3.

The Borrower consents to any increase in the number of lenders under this Agreement and/or to any splitting of claims as a result of any cession and assignment by the Lender as contemplated in terms of the provisions of clause 13.1.

12.4.

If the Lender cedes and assigns any of its rights and obligations in terms of this Agreement, the Lender shall notify the Borrower of such cession and assignment on or as soon as possible after the conclusion of such cession and assignment provided that the New lender is only entitled to receive any payments due to it from the Borrower under the Finance Documents as the original Lender would have been if the cession or assignment had not occurred.

13.	CHANGE IN CIRCUMSTANCES

13.1.

If any introduction, change in interpretation, variation or imposition of any applicable Law makes it unlawful or impossible without breach of such Law for the Lender to pay any Advance, or to allow any part of the Loan to be outstanding, or to carry out any of its obligations under this Agreement or to charge or to receive Interest at the Interest Rate, then:

13.1.1.	the Lender shall notify the Borrower of such fact and the Lender’s obligations under this Agreement shall be reduced to the extent necessary to cure the illegality or impossibility; and

13.1.2.	the Borrower shall, within a reasonable period of time of receiving the notification in terms of clause 13.1.113.1.2, repay to the Lender (to the extent required by the Lender):

13.1.2.1.	all of the Outstandings; or

13.1.2.2.	only such portion of the Outstandings which is required to cure the illegality or impossibility.

13.2.	If any of the following occurs:

13.2.1.

the adoption, change, amendment, variation, replacement or change in interpretation of any Law, with which the Lender is required to comply, or any change in any circumstances occurs or any duty is imposed at any time after the Signature Date;

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13.2.2.	any directive, announcement, requirement, request or guidance of any central bank or any other fiscal, monetary, regulatory or other authority with which the Lender is required to comply;

13.2.3.	a requirement or a request by any statutory or monetary authority with which the Lender is required to comply to:

13.2.3.1.	pay Taxes, levies or other amounts whatsoever;

13.2.3.2.	maintain special deposits or reserve assets, in addition to those currently paid or maintained or reserved by the Lender;

13.2.3.3.	comply with any reserve, cash ratio, special deposit or liquidity requirements (or any other similar requirements) in respect of this Agreement in addition to those complied with by the Lender;

13.2.3.4.

comply with any capital adequacy or similar requirements howsoever arising, including as a result of an increase in the amount of the capital to be allocated to the amount advanced under this Agreement or of a change of weighting of the commitment under this Agreement;

which increases the cost to the Lender of making the Facility available or maintaining the Facility, or reduces the Lender’s return, (the Increased Cost) then, within 20 (twenty) Business Days of a written demand by the Lender, the Borrower shall pay to the Lender an additional amount as is sufficient to compensate the Lender for such Increased Cost provided that the Borrower may elect, instead of paying the Increased Cost, within 20 (twenty) Business Days of receipt by it of the written demand contemplated herein, to pay, the Outstandings (excluding any Breakage Costs) to the Lender.

14.	SANCTIONS

14.1.	The Borrower shall not (and shall ensure that no other member of the Group will) at any time participate in a Sanctioned Transaction in any manner.

14.2.

The Borrower shall take all reasonable steps to ensure that appropriate controls and safeguards are in place, designed to prevent it or any other member of the Group from being or becoming involved in a Sanctioned Transaction.

14.3.	If any member of the Group:

14.3.1.	is or becomes a Sanctioned Entity; and/or

14.3.2.	participates in any manner in any Sanctioned Transaction,

the Borrower shall notify the Lender promptly upon becoming aware of that event.

14.4.	If any event contemplated by clause 14.1 above occurs, the following shall apply:

14.4.1.	the Lender shall not be obliged to advance the Facility Amount; and

14.4.2.

the Lender may, by not less than 14 (fourteen) days’ written notice to the Borrower, cancel the Facilities and declare all Outstandings to be immediately due and payable, whereupon the Facilities will be cancelled and all Outstandings will become immediately due and payable.

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15.	UNDERTAKINGS

15.1.	Until the Outstandings have been repaid in full to the Lender, the Borrower undertakes:

15.1.1.	to promptly provide the Lender with such information and/or documentation concerning its business, and affairs as the Lender may reasonably require from time to time;

15.1.2.	not to breach any of its obligations in terms of any of the Finance Documents;

15.1.3.	not to, save to give effect to the Listing as contemplated by the Parties:

15.1.3.1.	transfer, sell, donate or dispose of any parts or all of the assets of its business other than in the ordinary course of its business;

15.1.3.2.	enter into transactions which are not at arm’s length or other than in the ordinary course of its business;

15.1.3.3.	change its auditors;

15.1.3.4.	vary or allow the variation of its Constitutional Documents in a manner prejudicial to the interests of the Lender;

15.1.4.	enter into any amalgamation, demerger, merger or corporate reconstruction other than contemplated in the transaction with the Lender or any member of its group;

15.1.5.	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any joint venture;

without the Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed (which may in certain circumstances require the Lender to obtain credit approval);

15.1.6.	to promptly give notice to the Lender of:

15.1.6.1.	any material litigation (current or pending) in which the Borrower is cited as a party;

15.1.6.2.	the occurrence of any Event of Default of which it becomes aware; or

15.1.6.3.	any pending, threatened or actual claim or demand made against the Borrower in terms of any Environmental Law, in respect of the Borrower’s business; and

15.1.6.4.

any other circumstance of which it becomes aware which would affect fulfilment of its obligations under this Agreement or the Finance Documents, including receipt of any notice of its breach or alleged breach of any of the Finance Documents;

15.1.7.

to obtain and maintain in full force and effect all Governmental Authority, Tax, mandatory and other approvals which the Borrower requires to enable it to maintain its status, to continue its business and affairs and to enable it to perform its obligations in terms of the Finance Documents;

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15.1.8.

to comply with all Law which is relevant to its ability to perform its obligations in terms of the Finance Documents and to comply with all of its obligations in relation to or in connection with the Finance Documents;

15.1.9.	to comply with all of its obligations in relation to or in connection with the Finance Documents;

15.1.10.	to maintain as its primary business, the business which it conducts as at the Signature Date;

15.1.11.	to:

15.1.11.1.	file any necessary Tax returns timeously and pay all and any Taxes which it becomes obliged to pay, timeously;

15.1.12.

have 6 (six) monthly management accounts prepared as at its financial half year end and approved by its financial director, and to submit such management accounts to the Lender within 60 (sixty) days following each financial half year end;

15.1.13.	have financial statements prepared and audited annually and to submit such audited financial statements to the Lender within 180 (one hundred and eighty) days of its financial year end; and

15.1.14.

to provide the Lender with account statements and/or any other information and/or documentation which the Lender may reasonably require to verify the Borrower’s compliance with the Financial Covenants, as and when requested by the Lender;

15.1.15.

to ensure that at all times the claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by Law of general application to companies;

15.1.16.	to comply with all Environmental Laws which apply to the Borrower’s business;

16.	WARRANTIES AND REPRESENTATIONS

16.1.	The Borrower hereby represents and warrants on the Signature Date, as material warranties to the Lender, that:

16.1.1.

it has full power to enter into and perform its obligations in terms of the Finance Documents, has taken and shall take all necessary statutory and other actions to authorise the obligations undertaken hereunder;

16.1.2.	the execution, delivery and performance of its obligations in terms of the Finance Documents will not:

16.1.2.1.	violate, breach or conflict with any applicable Law, existing court order against the Borrower, its Constitutional Documents or any of its material contractual obligations;

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16.1.2.2.	result in the occurrence of an Insolvency Event;

16.1.3.	the Finance Documents constitute legal, valid, binding and enforceable obligations of the Borrower;

16.1.4.	no fact or circumstance exists which may impair its ability to meet any of its obligations in terms of the Finance Documents;

16.1.5.	it is not presently involved in any suits and/or legal proceedings that are likely to:

16.1.5.1.	result in a Material Adverse Change;

16.1.5.2.	result in an Event of Default; and/or

16.1.6.	affect the validity, legality or enforceability of the Finance Documents;

16.1.7.	the Finance Documents were or will be properly executed and the signatories thereto were duly authorised to bind their respective principals;

16.1.8.	no member of the Group is party to or participates in any Sanctioned Transaction, has contravened any Sanctions, or is targeted under any Sanctions;

16.1.9.	all Taxes in respect of the Borrower are paid up to date;

16.1.10.	all notifications, consents, authorisations and approvals required for the due execution, delivery and performance of the Finance Documents have been obtained and have been duly complied with;

16.1.11.

the financial statements delivered to the Lender in respect of the Borrower, have been prepared in accordance with IFRS, consistently applied and fairly represent their financial condition as at the date to which they were drawn up, except as disclosed to the contrary in such financial statements;

16.1.12.	as at the Signature Date, the assets of the Borrower, fairly valued, exceed its liabilities (all as calculated in terms of IFRS);

16.1.13.

as at the Signature Date, no Event of Default has occurred or is continuing or is reasonably likely to result from the making an Advance or the entry into, the performance of, or any transaction contemplated by, any Finance Document;

16.1.14.

to the best of its knowledge and belief (having made due and proper enquiry), all factual information provided by the Borrower and supplied to the Lender pursuant to the terms of the Finance Documents and the transactions contemplated thereby is true and accurate in all material respects as at the date on which it was given and is not misleading in any material respects (whether because of information actually provided or which should have been provided); and

16.1.15.	no claim under any Environmental Law has commenced or is pending which is likely to result in a Material Adverse Change.

16.2.	The Borrower acknowledges and agrees that each warranty and representation set out in this clause 16 is:

16.2.1.	a representation of fact inducing the Lender to enter into this Agreement;

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16.2.2.	a material representation;

16.2.3.	a separate warranty and representation and is in no way limited or restricted by reference to or inference from the terms of any other warranty or representation; and

16.2.4.	other than as set out in clause 16.1.11 and 16.1.12, a repeating warranty and representation and is deemed to be made by the Borrower to the Lender on the Signature Date and on each Advance Date.

16.3.	The Lender is entering into this Agreement relying on the warranties and representations set out in this clause 16.

17.	INDEMNITY

17.1.

The Borrower indemnifies and holds the Lender harmless against all and any loss, damage, expense, cost (including legal fees) or liability which the Lender may sustain or incur under or in connection with this Agreement and/or as a result of:

17.1.1.	the occurrence of any Event of Default; and/or

17.1.2.	the Lender seeking to protect or enforce any of the rights afforded to the Lender in terms of this Agreement,

unless caused by the gross negligence, willful misconduct or fraud of the Lender.

17.2.	The Borrower’s obligations under this clause are continuing obligations and will extend to the ultimate balance of all sums payable by the Borrower under or in connection with

17.2.1.	this Agreement; and

17.2.2.	any other undertaking which the Lender has to issue to a third-party in return for the Waiver of Lien being concluded in its favour,

regardless of any intermediate payment or discharge in whole or in part.

18.	EVENT OF DEFAULT

18.1.

If the Borrower commits an Event of Default or if an Event of Default occurs without remedy or waiver, then the Lender shall be entitled (but not obliged), by written notice to the Borrower, without prejudice to any of its other rights which the Lender may have in terms of this Agreement or in Law, to:

18.1.1.	declare, immediately or at any time thereafter, that the Outstandings are immediately due and payable;

18.1.2.	declare that the obligations of the Lender in terms of this Agreement shall be cancelled forthwith, whereupon same shall be so cancelled;

18.1.3.

suspend any amounts available but undrawn under the Facilities or declare any amounts available but undrawn under the Facilities to be automatically cancelled and declare that no further Advances will be made by the Lender to the Borrower under the Facilities;

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18.1.4.	claim specific performance;

18.1.5.	cancel this Agreement and claim damages;

18.1.6.	charge Interest on the Outstandings at the Default Interest Rate;

18.2.	An Event of Default shall occur if:

18.2.1.

the Borrower fails to pay any amount which is due to the Lender in terms of the Finance Documents on the due date for payment and thereafter fails to make such payment within 5 (five) Business Days after receipt of written notice from the Lender calling upon the Borrower to do so;

18.2.2.	any undertaking, warranty, representation or statement made or repeated in connection with the Finance Documents is incorrect in any material respect when made or deemed to have been made or repeated;

18.2.3.	an Insolvency Event occurs in relation to the Borrower;

18.2.4.

any of the Finance Documents is rendered invalid or become unenforceable and are not replaced within a period of 10 (ten) Business Days with valid and enforceable documents or security which is acceptable to the Lender;

18.2.5.

any execution is levied against the whole or any part of the assets of the Borrower, and it fails to set aside such execution within 20 (twenty) Business Days of becoming aware thereof unless evidence is provided on an on-going basis to the Lender’s satisfaction that steps have been and are being taken to appeal, review or rescind the execution and to procure suspension of the execution and that such steps are being expeditiously pursued, in which case, the period of 20 (twenty) Business Days shall run from the date on which the execution order becomes final or the attempt to procure the suspension of execution fails;

18.2.6.

any final judgment which exceeds R10 000 000 (ten million Rand) is taken against the Borrower and the Borrower fails, within 20 (twenty) Business Days of becoming aware thereof, either to satisfy the same or to take steps (and thereafter actively to pursue such steps) to appeal or set aside such judgment;

18.2.7.

any litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency are commenced against the Borrower which, if adversely determined, is likely to result in a claim in excess of R10 000 000 (ten million Rand);

18.2.8.	a Material Adverse Change occurs which is not capable of being remedied or mitigated against;

18.2.9.

a Material Adverse Change occurs which is capable of being remedied or mitigated against and the Borrower fails to remedy or mitigate against such Material Adverse Change to the Lender’s satisfaction within 10 (ten) Business Days (or such longer period as the Lender may in its sole discretion determine) of being required to do so in writing by the Lender;

18.2.10.

the Borrower breaches any of its obligations in terms of, and/or warranties, representations or undertakings given under, the Finance Documents and fail to remedy such breach within 15 (fifteen) Business Days after receipt of written notice from the Lender calling upon the Borrower to do so;

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18.2.11.

any financial institution (including the Lender) in its capacity as lender to the Borrower requires the early repayment of any loan agreement or agreements following a breach thereof by the Borrower and/or exercises any security rights against the Borrower and such breach is not remedied within the remedy period specified in the applicable agreement or, if no remedy period is specified in the applicable agreement, a period of 10 (ten) Business Days of its occurrence;

18.2.12.	there is any non-payment of any Financial Indebtedness when due (taking into account any applicable remedy period) as a result of any breach thereunder;

18.2.13.	any Financial Indebtedness is declared to be due or becomes due and payable before its specified maturity date, as a result of any breach thereunder;

18.2.14.	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to the specified maturity date as a result of any breach thereunder;

18.2.15.

the Borrower fails (within a time period to be reasonably determined by the Lender) to procure that the proceeds of any claim which is lodged in terms of the any insurance claim in respect of any material damage to the assets of the Borrower’s business, is used to repair or restore such damage, or arrange for the repair or restoration of such damage, to the Lenders reasonable satisfaction. unless such repair or restoration is otherwise done within a reasonable period of time;

18.2.16.	the Borrower breaches any of the terms and conditions of any of the Finance Documents and fails to remedy such breach within the applicable period;

18.2.17.	the Borrower repudiates any of the Finance Documents to which it is a party;

18.2.18.	any of the Finance Documents is cancelled by the Borrower for any reason whatsoever;

18.2.19.	the Borrower is compulsorily divested of its title to all or a substantial part of its assets by any authorized Governmental Authority and is expropriated under any applicable Law;

18.2.20.	the audited financial statements of the Borrower are qualified in a material manner by the auditors; and/or

18.2.21.	the Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

19.	PAYMENT MECHANICS

19.1.	All payments made by the Borrower to the Lender shall be made:

19.1.1.	to the Lender by 11:00 am (Johannesburg time) on the due date for such payment, to an account at such office or bank as the Lender may notify the Borrower from time to time;

19.1.2.	without set-off or counterclaim, for value; and

19.1.3.	free of bank exchange, commission and all other deductions.

19.2.	All payments made by the Borrower to the Lender in terms of this Agreement shall be applied firstly to costs, then to Interest and then to the Loan.

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19.3.

The Lender may, upon the happening of an Event of Default and without prior notice, apply any payments received from the Borrower to any Financial Indebtedness of the Borrower to the Lender under this Agreement.

20.	NOTICES AND LEGAL PROCESS

20.1.

Each Party chooses as its address for all purposes under this Agreement (Chosen Address), whether for serving any court process or documents, giving any notice, or making any other communications of whatsoever nature and for any other purpose arising from this Agreement (Notice), as follows:

The Borrower	Address:	25 Minerva Ave Glenadrienne Sandton 2196
	Attention:	Stefano Marani
	Email:	stefano@renergen.co.za
The Lender	Address:	ASP Isotopes South Africa Proprietary Limited Unit 19, 2nd Floor 1 Melrose Boulevard Johannesburg 2196
	Attention:	Robert Ainscow
	Email:	rainscow@aspisotopes.com
ASPI	Address:	601 Pennsylvania Avenue NW, South Building, Suite 900 Washington, DC

	Attention:	Paul E. Mann
	Email:	pmann@aspisotopes.com

20.2.	Any Notice required or permitted under this Agreement shall be valid and effective only if in writing.

20.3.

Any Party may by Notice to the other Party change its Chosen Address to another physical address in South Africa and such change shall take effect on the seventh day after the date of receipt by the Party who last receives the Notice.

20.4.

Any Notice to a Party contained in a correctly addressed envelope and delivered by hand to a responsible person during ordinary business hours at its Chosen Address, shall be deemed to have been received on the date of delivery.

20.5.

Notwithstanding anything to the contrary herein, a written Notice actually received by a Party, including a Notice sent by telefax or e-mail, shall be an adequate Notice to it notwithstanding that it was not sent or delivered to its Chosen Address.

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21.	ARBITRATION

21.1.

If a dispute arises in respect of this Agreement (including a dispute about the validity or enforceability of the Agreement) then that dispute shall, on written demand by any Party, be submitted to arbitration in Johannesburg, South Africa (which shall be the seat of the arbitration).

21.2.

The Parties shall be responsible for the administration of the arbitration and the arbitration shall be conducted in accordance with the ICC rules of arbitration (as last revised by the ICC) (ICC Arbitration Rules) before an arbitrator appointed by agreement between the Parties to the dispute or failing agreement within 10 (ten) business days of the demand for arbitration, then any Party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Society of Advocates, or its successor in title, to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such, alternatively a retired judge of the High Court of Johannesburg. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. If the attorneys of the Parties to the dispute fail to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the Parties to the dispute.

21.3.	Notwithstanding anything contained to the contrary in the ICC Arbitration Rules, any Party to the arbitration may appeal the decision of the arbitrator or arbitrators

21.4.	Nothing herein contained shall be deemed to prevent or prohibit a Party to the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

21.5.

Any arbitration in terms of this clause 21 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

21.6.	This clause 21 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

21.7.

The Parties agree that a written demand in terms of clause 1.7 to submit a dispute to arbitration shall be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act 68 of 1969.

22.	GOVERNING LAW

The entire provisions of this Agreement shall be governed by and construed in accordance with the laws of South Africa. Furthermore, the Parties hereto hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Division, Johannesburg (or any successor to that division), in regard to all matters arising from this Agreement.

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23.	GENERAL AND MISCELLANEOUS

23.1.

This Agreement constitutes the sole record of the agreement between the Parties with regard to the subject matter hereof. No Party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein.

23.2.	No addition to, variation of, or agreed cancellation of, this Agreement shall be of any force or effect unless in writing and signed by or on behalf of the Parties.

23.3.

No relaxation or indulgence which any Party may grant to any other shall constitute a waiver of the rights of that Party and shall not preclude that Party from exercising any rights which may have arisen in the past or which might arise in future.

23.4.

Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

23.5.

An approval or consent given by a Party under this Agreement shall only be valid if in writing and shall not relieve the other Party from responsibility for complying with the requirements of this Agreement nor shall it be construed as a waiver of any rights under this Agreement except as and to the extent otherwise expressly provided in such approval or consent, or elsewhere in this Agreement.

23.6.	This Agreement may be executed in several counterparts, each of which when read together, shall constitute one and the same document.

23.7.	A certificate signed by any authorised representative of the Lender stating:

23.7.1.	the Outstandings;

23.7.2.	the Interest Rate;

23.7.3.	the Default Interest Rate;

23.7.4.	the Prime Rate; and

23.7.5.	generally the amount of Interest, fees and any other amounts payable pursuant to this Agreement;

shall be prima facie proof of the matters therein stated for all purposes including for the purpose of furnishing particulars and obtaining provisional sentence or summary judgment against the Borrower.

23.8.

The Borrower hereby expressly waives and renounces the legal benefits and exceptions non causa debiti, revision of accounts, errore calculi and any other exceptions which could or might be taken in respect of the enforcement of the Lender’s rights hereunder and the Borrower hereby declares itself to be fully acquainted with the meaning and effect of all such exceptions and the renunciation thereof.

23.9.

Should any of the terms, conditions or provisions of this Agreement be determined to be invalid, unlawful or unenforceable to any extent, such term, condition or provision shall be severed from the remaining terms, conditions or provisions of this Agreement which shall continue to be valid to the full extent permitted by Law.

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23.10.

All costs and expenses (including all legal fees, legal costs and disbursements) in connection with the registration of any securities, are incurred for the Borrower’s benefit. To this extent, such costs and expenses, together with any VAT thereon, shall be borne by the Borrower and the Borrower shall remain responsible for the invoice issued by the relevant service provider in this regard.

23.11.

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within 30 (thirty) days of demand, reimburse the Lender for all of the costs and expenses (including legal and other professional fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement and any such payment shall be in addition to any other fee paid or payable to the Lender under the provisions of this clause 23.

23.12.

The Borrower shall, within 10 (ten) Business Days of demand, pay to the Lender all of the costs and expenses, including legal (on an attorney and client scale) and other professional fees, incurred by the Lender in connection with the enforcement of, or the preservation of any rights under any Finance Document.

23.13.

Subject to the provisions of clause 23.6 and without duplication, all other costs and expenses (including all legal fees, legal costs and disbursements) together with any VAT, actually incurred by the Lender in connection with this Agreement and/or the perfection and/or registration of any security shall be borne by the Borrower.

23.14.

For purposes of the incurrence of any of the taxable supplies referred to in clauses 23.6 to 23.9, the Borrower by its signature hereof, irrevocably and unconditionally appoints the Lender as its lawful agent under and in terms of Section 54(2) of the VAT Act.

23.15.

The amounts stated in this Agreement to be payable by the Borrower are exclusive of VAT and accordingly the Borrower shall pay, against delivery of appropriate supporting documentation on demand any VAT properly chargeable.

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SIGNED at New York on this the 19th day of May 2025.

For and on behalf of

THE LENDER

/s/ Paul Mann

Signatory: Paul Mann

Capacity: CEO

Who warrants his authority hereto

SIGNED at New York on this the 19th day of May 2025.

For and on behalf of

ASP ISOTOPES INCORPORATED

/s/ Paul Mann

Signatory: Paul Mann

Capacity: CEO

Who warrants his authority hereto

SIGNED at Austin, TX on this the 19th day of May 2025.

For and on behalf of

THE BORROWER

/s/ Stefano Marani

Signatory: Stefano Marani

Capacity: CEO

Who warrants his authority hereto

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SCHEDULE 1

TERM LOAN FACILITY ADVANCE CONDITIONS

1.	The Lender shall only be obliged to make an Advance under the Facility in terms of this Agreement if:

1.1.

The Finance Documents (including all resolutions in terms of which the Finance Documents are executed) have been entered into on terms and conditions satisfactory to the Lender and are in full force and effect.

1.2.	There has been no material adverse change in the Borrower’s business, operations, or financial condition that would impair its ability to repay the Advance.

1.3.	The Borrower has not committed any Event of Default.

1.4.	The Borrower has provided all KYC documents requested by the Lender.

1.5.	Certified copies of resolutions from the Borrower’s board (and if required, shareholders) approving the Advance and authorising signatories.

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SCHEDULE 2

DRAWDOWN NOTICE

[TO BE DATED AND PLACED ON THE BORROWER'S LETTERHEAD]

TO:	ASP ISOTOPES SOUTH AFRICA PROPRIETARY LIMITED

(Registration Number 2021/701779/07)

Dear Sirs,

DRAWDOWN NOTICE RE TERM LOAN FACILITY AGREEMENT DATED [INSERT] 2025 (LOAN AGREEMENT)

With regard to the above Loan Agreement, we confirm that:

•	in this Drawdown Notice we utilise the same defined terms as those contained in the Loan Agreement:

•	there has been no Material Adverse Change;

•	this Drawdown Notice is irrevocable;

•	each of the Advance Conditions have been satisfied; and

•	no Event of Default has occurred.

We confirm that, upon payment of the above amount into the account set out below, we will be indebted to the Lender for the amount advanced on the terms and conditions set out in the Loan Agreement.

Accordingly, kindly effect the following payment of an Advance from the Facility as set out below:

AMOUNT:
DATE OF PAYMENT:

TO WHOM THE ADVANCE MUST BE PAID

ACCOUNT HOLDER:

NAME OF BANK:

ACCOUNT NUMBER:

BRANCH CODE:

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SIGNED at                              on this the                 day of                                 2025.

For and on behalf of

RENERGEN LIMITED

Signatory:

Capacity:

Who warrants his authority hereto

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